Exhibit 99.1

For release at 1:05 PM PT, on 06/16/16

Iteris Reports Record Revenue and Backlog

Total Backlog Increased 61% Year Over Year to $63.3 Million

SANTA ANA, Calif. — June 16, 2016 — Iteris, Inc. (NASDAQ: ITI), the global leader in applied informatics for transportation and agriculture, today reported financial results for its fiscal fourth quarter and year ended March 31, 2016.

Fiscal Fourth Quarter 2016 Financial Highlights

•                  Record total revenue of $19.8 million, up 10% over Q4 a year ago

•                  Transportation Systems revenue increased 20% over Q4 a year ago to $9.0 million

•                  Performance Analytics revenue increased 19% over Q4 a year ago to $1.7 million, driven by growth in ClearAg revenue

Fiscal 2016 Full Year Financial Highlights

•                  Record total revenue of $77.7 million, up 8% year over year

•                  Transportation Systems revenue increased 7% year over year to $32.3 million

•                  Roadway Sensors revenue increased 11% year over year to $40.3 million

•                  Since initial launch only eight months ago, ClearAg bookings exceeded $1 million in fiscal 2016

•                  Total backlog at year-end of $63.3 million, up 61% year over year

Management commentary:

“We are pleased to report record revenue and backlog for the fiscal fourth quarter and year due to continued growth in our transportation segments, as well as the beginning of revenue contribution from our digital agriculture platform, ClearAg,” said Joe Bergera, President and CEO. “Our solid progress across all lines of business in FY16 provides a strong foundation for continued growth in the new fiscal year.”

“While we only recently entered the digital agriculture market, we are confident about the opportunity in front of Iteris. ClearAg is a robust platform with the demonstrated capability to address not only the critical challenges facing large agribusinesses, but also individual growers worldwide. We look forward to reporting on our continued progress in fiscal 2017.”

GAAP Fiscal Fourth Quarter 2016 Financial Results

Total revenues in the fourth quarter of fiscal 2016 increased 10% to a record $19.8 million, compared to $18.0 million in the same quarter a year ago. This growth was primarily driven by a 20% increase in Transportation Systems and a 19% increase in Performance Analytics revenues, which includes ClearAg, while quarterly Roadway Sensors revenue was comparable with the year ago quarter.

Operating expenses in the fourth quarter were $9.3 million, compared to $8.3 million in the same quarter a year ago. The increase was primarily due to increases in selling, general and administrative expenses, including increased headcount, particularly in the Performance Analytics segment where employee headcount was increased to support the sales and marketing of the Company’s ClearAg solutions.

Operating loss in the fourth quarter was $1.3 million, compared to an operating loss of approximately $1.1 million in the same quarter a year ago. Net loss in the fourth quarter was $1.3 million or ($0.04) per share, compared to a net loss of $766,000 or ($0.03) per share in the year-ago quarter.

GAAP Fiscal 2016 Full Year Financial Results

Total revenues in fiscal 2016 increased 8% to a record $77.7 million, compared to $72.3 million in fiscal 2015. The increase was primarily driven by an 11% increase year over year in Roadway Sensors revenues and a 7% increase in Transportation Systems revenue. Performance Analytics revenues decreased approximately 8% year over year to $5.2 million.

Operating expenses in fiscal 2016 were $34.1 million, compared to $30.3 million in fiscal 2015. The increase was primarily due to increases in selling, general and administrative expenses, including increased headcount, particularly in the Performance Analytics segment where employee headcount was increased to support the sales and marketing of the Company’s ClearAg solutions, and additional headcount was added to its corporate headquarters to strengthen its back office infrastructure.

Operating loss in fiscal 2016 was $3.5 million, compared to operating loss of $2.1 million in fiscal 2015. Net loss in fiscal 2016 was approximately $12.3 million, or ($0.39) per share from continuing operations, primarily driven by an approximate $10.1 million valuation allowance recorded against the Company’s deferred tax assets, compared to net loss of $1.1 million, or ($0.04) per share from continuing operations, in fiscal 2015.

Non-GAAP Fiscal Q4 2016 Financial Results

In addition to results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), the Company has included the following non-GAAP financial measures:  non-GAAP operating expenses, non-GAAP operating loss, non-GAAP net loss and non-GAAP basic and diluted loss per share from continuing operations. These non-GAAP financial measures exclude the following items: (a) audit fee overruns; (b) quarterly review fee increases; (c) financial consulting service fees; (d) severance and transition related costs paid to the Company’s former Chief Executive Officer; (e) executive management recruiting costs; (f) the estimated tax effect of the foregoing non-GAAP adjustments; and (g) the recording of a valuation allowance on the company’s deferred tax assets.  A discussion of the Company’s use of these non-GAAP financial measures is set forth below in the financial statements portion of this release under the heading “Non-GAAP Financial Measures and Reconciliation,” which also includes a reconciliation of such non-GAAP financial measures to their most comparable GAAP financial measures for the three and twelve months ended March 31, 2016, 2015 and 2014.

Non-GAAP operating expenses in the fourth quarter increased to $9.3 million, compared to $7.4 million in the same quarter a year ago. Non-GAAP operating loss in the fourth quarter was $1.3 million, compared to an operating loss of $140,000 in the same quarter a year ago. Non-GAAP net loss in the fourth quarter was $1.3 million, or ($0.04) per share, compared to a net loss of $198,000, or ($0.01) per share, in the same quarter a year ago.

Non-GAAP Fiscal 2016 Full Year Financial Results

Non-GAAP operating expenses in fiscal 2016 were $33.8 million, compared to $27.4 million in fiscal 2015. The increase was primarily attributable to planned increases in sales and marketing expenses in the Performance Analytics segment, including planned increases in headcount and accelerated research and development expenses.

Non-GAAP operating loss in 2016 was $3.1 million, compared to operating income of $781,000 in fiscal 2015. Non-GAAP net loss was $2.0 million, or ($0.06) per share from continuing operations, compared to net income of $675,000, or $0.02 per share from continuing operations, in fiscal 2015.

Earnings Conference Call

Iteris will conduct a conference call today to discuss its fiscal fourth quarter and full year 2016 results.

Date: Thursday, June 16, 2016
Time: 4:30 p.m. Eastern time (1:30 p.m. Pacific time)
Toll-free dial-in number: 1-888-337-8198
International dial-in number: 1-719-325-2458
Conference ID: 1411701

To listen to the live or archived webcast of the earnings call or to view the press release, please visit the investor relations section of the Iteris website at www.iteris.com.

A phone replay of the conference call will be available after 7:30 p.m. Eastern time through June 30, 2016. To access the replay dial-in information, please click here.

About Iteris, Inc.

Iteris is the global leader in applied informatics for transportation and agriculture, turning big data into big breakthrough solutions to create better communities. We collect, aggregate and analyze data on traffic, roads, weather, water, soil and crops to generate actionable insights that lead to safer transportation and smarter farming. Municipalities and government agencies use our transportation solutions for safer and more efficient mobility. Crop science companies, farmers and agronomists around the world use our agriculture solutions for sustainable and more productive farming. Visit www.iteris.com for more information.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release may contain forward-looking statements, which speak only as of the date hereof and are based upon our current expectations and the information available to us at this time. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “may,” “will,” “can,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements about the Company’s anticipated growth opportunities, the impact of the new management team, the impact and success of new product and program introductions and acquisitions, our future performance, growth, operating results, financial condition and prospects. Such statements are subject to certain risks, uncertainties, and assumptions that are difficult to predict and actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, federal, state and local government budgetary issues, constraints and delays; the timing and amount of government funds allocated to overall transportation infrastructure projects and the transportation industry; the potential impact of government Bills on the Intelligent Transportation industry and the expected benefits to Iteris; the potential unforeseen impact of product and service offerings from competitors, increased competition in certain market segments and other competitive pressures in connection with new and existing products and technologies; our ability to secure additional Transportation Systems consulting contracts and successfully complete such contracts on a timely basis; our ability to specify, develop, complete, introduce, market and gain broad acceptance of our new and existing products and technologies the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the effectiveness of efficiency, cost, and expense reduction efforts; our ability to successfully identify, complete and integrate acquisitions of products, technologies and companies; our ability to retain, integrate and incentivize our new management team and their ability to shape the strategic direction of the company and implement change; any softness in the real estate development market, and the impact of general economic and political conditions and specific conditions in the markets we address, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and internationally. Further information on Iteris, Inc., including additional risk factors that may affect our forward-looking statements, as contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K, and our other SEC filings that are available through the SEC’s website (www.sec.gov).

Investor Relations
MKR Group, Inc.
Todd Kehrli
iti@mkr-group.com

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	March 31,
	2016	2015

ASSETS:

Cash	$16,029	$21,961
Trade accounts receivable, net	13,241	11,206
Costs and estimated earnings in excess of billings on uncompleted contracts	5,250	4,266
Inventories	3,153	3,062
Prepaid expenses and other current assets	1,505	1,338
Current portion of deferred income taxes	—	2,680

Total current assets	39,178	44,513

Property and equipment, net	2,139	1,990
Long-term portion of deferred income taxes	—	5,610
Goodwill	17,318	17,318
Intangible and other assets, net	1,385	1,201

Total assets	$60,020	$70,632

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Accounts payable and other current liabilities	$12,633	$12,106
Billings in excess of costs and estimated earnings on uncompleted contracts	2,294	1,549
Total current liabilities	14,927	13,655
Long-term liabilities	1,631	1,009
Total liabilities	16,558	14,664
Stockholders’ equity	43,462	55,968

Total liabilities and stockholders’ equity	$60,020	$70,632

ITERIS, INC.

UNAUDITED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,
	2016	2015	2016	2015

Total revenues	$19,796	$18,045	$77,748	$72,251
Cost of revenues	11,858	10,831	47,079	44,069
Gross profit	7,938	7,214	30,669	28,182

Operating expenses:

Selling, general and administrative	7,672	6,783	26,846	24,425
Research and development	1,503	1,412	6,933	5,396
Amortization of intangible assets	84	90	360	431
Change in fair value of contingent acquisition consideration	—	—	—	9

Total operating expenses	9,259	8,285	34,139	30,261

Operating loss	(1,321)	(1,071)	(3,470)	(2,079)

Non-operating income (expense):

Other income (expense), net	1	(4)	2	(20)
Interest income (expense), net	1	(1)	12	6

Loss from continuing operations before income taxes	(1,319)	(1,076)	(3,456)	(2,093)
(Expense) benefit for income taxes	(24)	254	(9,079)	816
Loss from continuing operations	(1,343)	(822)	(12,535)	(1,277)
Gain on sale of discontinued operation, net of tax	51	56	214	207
Net loss	$(1,292)	$(766)	$(12,321)	$(1,070)

Loss per share from continuing operations — basic and diluted	$(0.04)	$(0.03)	$(0.39)	$(0.04)
Gain per share from sale of discontinued operation — basic and diluted	$0.00	$0.00	$0.01	$0.01
Net loss per share - basic and diluted	$(0.04)	$(0.02)	$(0.38)	$(0.03)

Shares used in basic per share calculations	32,043	32,570	32,049	32,595
Shares used in diluted per share calculations	32,043	32,570	32,049	32,595

ITERIS, INC.

UNAUDITED SEGMENT REPORTING DETAILS

(in thousands)

	Roadway Sensors	Transportation Systems	Performance Analytics	Iteris, Inc.
Three Months Ended March 31, 2016
Total revenues	$9,023	$9,048	$1,725	$19,796

Segment operating income (loss)	$1,154	$931	$(1,445)	$640
Corporate and other income (expense), net				(1,877)
Amortization of intangible assets				(84)
Change in fair value of contingent acquisition consideration				—
Operating loss				$(1,321)

	Roadway Sensors	Transportation Systems	Performance Analytics	Iteris, Inc.
Three Months Ended March 31, 2015
Total revenues	$9,042	$7,550	$1,453	$18,045

Segment operating income (loss)	$1,331	$1,038	$(1,104)	$1,265
Corporate and other income (expense), net				(2,246)
Amortization of intangible assets				(90)
Change in fair value of contingent acquisition consideration				—
Operating loss				$(1,071)

	Roadway Sensors	Transportation Systems	Performance Analytics	Iteris, Inc.
Twelve Months Ended March 31, 2016
Total revenues	$40,259	$32,330	$5,159	$77,748

Segment operating income (loss)	$7,718	$4,031	$(7,380)	$4,369
Corporate and other income (expense), net				(7,479)
Amortization of intangible assets				(360)
Change in fair value of contingent acquisition consideration				—
Operating loss				$(3,470)

	Roadway Sensors	Transportation Systems	Performance Analytics	Iteris, Inc.
Twelve Months Ended March 31, 2015
Total revenues	$36,370	$30,294	$5,587	$72,251

Segment operating income (loss)	$6,302	$4,239	$(4,449)	$6,092
Corporate and other income (expense), net				(7,731)
Amortization of intangible assets				(431)
Change in fair value of contingent acquisition consideration				(9)
Operating loss				$(2,079)

ITERIS, INC.

Non-GAAP Financial Measures and Reconciliation

In addition to results presented in accordance with GAAP, the Company has included the following non-GAAP financial measures in this release:  non-GAAP operating expenses, non-GAAP operating (loss) income, non-GAAP net income and non-GAAP basic and diluted earnings per share from continuing operations. These non-GAAP financial measures exclude the following items: (a) audit fee overruns; (b) quarterly review fee increases; (c) financial consulting services; (d) severance and transition related costs paid to the Company’s former Chief Executive Officer; (e) executive management recruiting costs; (f) the estimated income tax effect of the foregoing non-GAAP adjustments; and (g) the recording of a valuation allowance on the company’s deferred tax assets.

Iteris believes that the presentation of these non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Iteris’ management believes that the use of these non-GAAP financial measures provides consistency and comparability among and between results from prior periods or forecasts and future prospects, and also facilitates comparisons with other companies in its industry.  The Company’s management believes that the exclusion of the items described above provides insight into core operating results, the ability to generate cash and underlying business trends affecting performance. Iteris has chosen to provide this information to investors to enable them to perform additional analysis of past, present and future operating performance and as a supplemental means to evaluate ongoing core operations.

Management uses certain non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Details of the items excluded from GAAP financial results in calculating non-GAAP financial measures and explanatory footnotes are as follows:

a)             Audit fee overruns were calculated as the amount of audit fees that exceeded the expected fees per the Company’s audit engagement letters.  For the audit of Fiscal 2015, $0 and approximately $150,000 of fee overruns were recorded into the three and twelve month periods ending March 31, 2016, respectively.  For the audit of Fiscal 2014, $0 and approximately $941,000 of audit fee overruns were recorded into the three and twelve month periods ending March 31, 2015, respectively.

b)             Fiscal 2015 quarterly review fee increases were incurred during third and fourth quarters of Fiscal 2015 and related to the additional testing procedures required in connection with the Fiscal 2015 quarterly reviews.  The quarterly review fee increases were calculated as the amount of review fees that exceeded the quarterly review fees in Fiscal years 2013 and 2014.

c)              Management engaged financial consulting service firms to assist with the completion of its Fiscal 2015 and Fiscal 2014 audits.  The fees incurred for assistance with the Fiscal 2015 audit were incurred during the first quarter of Fiscal 2016. The fees incurred for assistance with the Fiscal 2014 audit were incurred during the first and second quarters of 2015.

d)             On February 25, 2015, the Company’s Chief Executive Officer resigned and, as a result, the Company incurred severance and transition costs.  In the three and twelve month periods ending March 31, 2016 the company incurred $0 and approximately $150,000 in severance and transition related expenses.

e)              The Company incurred third party recruiting service fees in the third and fourth fiscal quarters of 2015 in connection with the search for a permanent CFO and CEO.

f)               The amount represents the estimated income tax effect of the non-GAAP adjustments. The tax effect of non-GAAP adjustments was calculated by applying an estimated tax rate of 38% to each specific non-GAAP item.

g)              The Company recorded an approximate $10.1 million valuation allowance at December 31, 2015 related to its Federal Net Operating Loss (NOL) carryforwards, which are at risk of expiring in future years.  As a result, the Company reserved approximately $2.5 million and $7.6 million in current and long-term deferred tax assets, respectively, from the Balance Sheet and recorded the related $10.1 million adjustment in tax expense in the Statement of Operations.

Iteris, Inc.

Schedule Reconciling GAAP Net (Loss) to Non-GAAP Net (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended
	March 31,
	2016	2015	2014

GAAP net loss	$(1,292)	$(766)	$50

GAAP loss per share from continuing operations - basic and diluted	$(0.04)	$(0.03)	$0.00

The non-GAAP amounts have been adjusted to exclude the following items:

Excluded from operating expenses:
Quarterly review fee increases (b)	$—	$(53)	$—
Financial consulting service fees (c)	—	(12)	—
Executive management severance costs (d)	—	(594)	—
Executive management recruiting costs (e)	—	(272)	—
Total excluded from operating expenses	$—	$(931)	$—

Total excluded operating loss	$—	$(931)	$—

Income tax effect on non-GAAP adjustments (f)	—	363	—
Total excluded from operating expenses after income tax effect	$—	$(568)	$—

Non-GAAP net (loss) income	$(1,292)	$(198)	$50

Non-GAAP (loss) income per share from continuing operations - basic and diluted	$(0.04)	$(0.01)	$0.00

(b) - (f)  See corresponding footnotes above.

Iteris, Inc.

Schedule Reconciling GAAP Net (Loss) to Non-GAAP Net (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Twelve Months Ended
	March 31,
	2016	2015	2014

GAAP net loss	$(12,321)	$(1,070)	$1,409

GAAP loss per share from continuing operations - basic and diluted	$(0.39)	$(0.04)	$0.04

The non-GAAP amounts have been adjusted to exclude the following items:

Excluded from operating expenses
Audit Fee overruns (a)	$(150)	$(941)	$—
Quarterly review fee increases (b)	—	(174)	—
Financial consulting service fees (c)	(88)	(768)	—
Executive management severance costs (d)	(150)	(594)	—
Executive management recruiting costs (e)	—	(383)	—
Total excluded from operating expenses	$(388)	$(2,860)	$—

Total excluded operating loss	$(388)	$(2,860)	$—

Income tax effect on non-GAAP adjustments (f)	147	1,116	—
Total excluded from operating expenses after income tax effect	$(241)	$(1,745)	$—

Excluded from income tax expenses
Valuation allowance on deferred tax assets (g)	(10,064)	—	—

Non-GAAP net (loss) income	$(2,016)	$675	$1,409

Non-GAAP (loss) income per share from continuing operations - basic and diluted	$(0.06)	$0.02	$0.04

(a) - (g)  See corresponding footnotes above.

Iteris, Inc.

Schedule Reconciling GAAP Operating (Loss) to Non-GAAP Operating (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended
	March 31,
	2016	2015	2014
GAAP operating expenses	$9,259	$8,285	$6,100
Quarterly review fee increases (b)	—	(53)	—
Financial consulting service fees (c)	—	(12)	—
Executive management severance costs (d)	—	(594)	—
Executive management recruiting costs (e)	—	(272)	—
Non-GAAP operating expenses	$9,259	$7,354	$6,100

GAAP operating loss	$(1,321)	$(1,071)	$44
Quarterly review fee increases(b)	—	(53)	—
Financial consulting service fees (c)	—	(12)	—
Executive management severance costs (d)	—	(594)	—
Executive management recruiting costs (e)	—	(272)	—
Non-GAAP operating (loss) income	$(1,321)	$(140)	$44

Iteris, Inc.

Schedule Reconciling GAAP Operating (Loss) to Non-GAAP Operating (Loss) Income

($ in thousands, except per share amounts)

(unaudited)

	For the Twelve Months Ended
	March 31,
	2016	2015	2014
GAAP operating expenses	$34,139	$30,261	$23,950
Audit Fee overruns (a)	(150)	(941)	—
Quarterly review fee increases (b)	—	(174)	—
Financial consulting service fees (c)	(88)	(768)	—
Executive management severance costs (d)	(150)	(594)	—
Executive management recruiting costs (e)	—	(383)	—
Non-GAAP operating expenses	$33,751	$27,401	$23,950

GAAP operating loss	$(3,470)	$(2,079)	$2,024
Audit Fee overruns (a)	(150)	(941)	—
Quarterly review fee increases (b)	—	(174)	—
Financial consulting service fees (c)	(88)	(768)	—
Executive management severance costs (d)	(150)	(594)	—
Executive management recruiting costs (e)	—	(383)	—
Non-GAAP operating (loss) income	$(3,082)	$781	$2,024